Exhibit 10.3

This instrument and the liens, rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement, dated as of February 23, 2011 (as amended from time to time, the “Subordination Agreement”) among Warrior Oil Service, Inc,.  an Indiana corporation (the “Junior Creditor”), Heritage Crystal Clean, LLC, an Indiana limited liability company (the “Borrower”), and Bank of America, N.A.  (the “Senior Creditor”), to the obligations under that certain Third Amended and Restated Credit Agreement, dated as of December 14, 2009 (as amended from time to time, the “Senior Credit Agreement”), between the Borrower and the Senior Creditor Agent and to any senior indebtedness replacing the indebtedness under the Senior Credit Agreement; and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement

PROMISSORY NOTE

U.S. $1,500,000.00

February 23, 2011

FOR VALUE RECEIVED, the undersigned HERITAGE-CRYSTAL CLEAN, LLC, an Indiana limited liability company (“Maker”), promises to pay to the order of WARRIOR OIL SERVICE, INC., an Indiana corporation (“Holder”), in lawful money of the United States of America, in immediately available funds, and at such place as the Holder may from time to time designate, or, in the absence of such designation, at 809 Overstreet Street, Franklin, Indiana 46131-1545, the principal sum of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS (U.S. $1,500,000.00), or so much thereof as shall be outstanding from time to time without interest (prior to maturity and in the absence of a default), all without relief from valuation and appraisement laws, in accordance with the following terms and provisions and the provisions of the Mortgage (as defined below), (the “Indebtedness”):

1. This Promissory Note (the “Note”) is secured by the following instruments: Mortgage, Security Agreement and Fixture Filing (the “Mortgage”) and UCC-1 executed by Maker in favor of Holder dated February 23, 2011.

2. Payments of the Indebtedness shall be due and payable as follows: one installment of One Hundred Fifty Thousand and no/100 dollars ($150,000.00) on May 1, 2011 and eighteen (18) equal quarterly installments of Seventy-Five Thousand and no/100 dollars ($75,000) commencing on August 1, 2011 and each November 1, February 1, May 1 and August 1 thereafter, with any remaining amount of the Indebtedness due on November 1, 2015 (the “Maturity Date”).

3. If any default occurs in the payment of any of the Indebtedness or any other sums which payment default is not cured within ten (10) business days after Maker’s receipt of Holder’s notice of non-payment, then the entire amount of the Indebtedness then remaining unpaid hereunder (a) shall accrue interest at the rate of fifteen percent (15%) per annum (the “Default Rate”) from the date of the default until the default is cured and (b) at the option of the holder hereof and without notice, shall become immediately due and payable.  Failure to exercise any such option shall not constitute a waiver of the right to exercise the same at a later time or in the event of any subsequent default.

4. Maker hereby waives to the fullest extent permitted by law presentment, demand, protest, notice of protest, notice of dishonor and notice of any other kind (except as specifically required herein) in connection with this Note.

5. Maker agrees to pay all reasonable costs and out-of-pocket expenses (including, but not limited to reasonable attorneys’ fees and expenses) incurred by Holder in connection with the collection or enforcement of this Note.  All payments received under this Note shall be applied first to costs of collection, including reasonable attorneys’ fees (if any), then to interest and principal of this Note.

6. Maker may prepay this Note, in whole or in part, at any time without penalty.

7. This Note shall be construed in accordance with and governed by the internal laws and decisions of Illinois, without giving effect to Illinois’ choice of law principles.

8. The parties hereto intend and believe that each provision of this Note comports with all applicable local, state and federal laws and judicial decisions.  However, if any provision or provisions, or if any portion of any provision or provisions, of this Note is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that it or they are legal, valid and enforceable, that the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained herein, and that the rights, obligations and interest of Maker and holder hereof under the remainder of this Note shall continue in full force and effect.

9. No modification, waiver, amendment, discharge or change of this Note shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought.

10. Time is hereby declared to be of the essence of this Note and of every part hereof.

11. This Note shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and assigns.  All words used herein in singular number shall extend to and include the plural, where the context so requires.  All words used herein in the plural number shall extend to and include the singular number, where the context so requires.  All words used herein in any gender, whether male, female or neuter, shall extend to and include all genders as may be applicable in any particular context.

12. Maker warrants and agrees that the Indebtedness constitutes an exempted transaction under the Truth-In-Lending Act, 15 U.S.C.  Sec. 1601 et. seq.  and a “business loan” within the meaning set forth in any state statute and is exempt from any limitations or restrictions relating to the payment or imposition of interest or other charges.

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered as of the date first above written.

HERITAGE-CRYSTAL CLEAN, LLC, an Indiana limited liability company

By:	/s/ Joseph Chalhoub
Joseph Chalhoub
Its: CEO & President